UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 5, 2015

WASHINGTON PRIME GROUP INC.

(Exact name of registrant as specified in its charter)

Indiana	001-36252	046-4323686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7315 Wisconsin Ave., Bethesda, Maryland		20814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (240) 630-0000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2015, Washington Prime Group Inc. (the “Company”) entered into a transition and consulting agreement (the “Minton Agreement”) with Myles H. Minton.  Mr. Minton had previously received notice of the Company’s decision to terminate his employment as its Chief Operating Officer effective as of a date to be determined, as disclosed on a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on October 27, 2014.

The Minton Agreement is effective as of December 1, 2014, and modifies the employment agreement by and among the Company and Mr. Minton, dated as of June 3, 2014 (the “Employment Agreement”) (entry into the Employment Agreement was previously disclosed on a Current Report on Form 8-K filed with the SEC on June 5, 2014) to provide that (i) Mr. Minton’s employment as the Company’s Chief Operating Officer terminated as of December 1, 2014, and (ii) Mr. Minton’s employment as an untitled employee of the Company will terminate effective as of the earlier of (x) the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of September 16, 2014 by and among the Company, Washington Prime Group, L.P. (the “Partnership”), WPG Subsidiary Holdings I, LLC, WPG Subsidiary Holdings II Inc., Glimcher Realty Trust, and Glimcher Properties Limited Partnership (the “Closing”), and (y) January 15, 2015 (the earlier of such dates, the “Termination Date”).  The Minton Agreement further provides that, as of the Termination Date and for six months thereafter, Mr. Minton will make himself reasonably available to provide consulting and advisory services to the Company for up to eight hours per week (the “Consulting Period”).

The Minton Agreement provides that, prior to the Termination Date, Mr. Minton will continue to receive an annual base salary at a rate of $415,000, reimbursement for reasonable business expenses, and will continue to remain eligible to participate in Company welfare and fringe benefit plans; however, Mr. Minton will not be entitled to participate in long-term cash or equity incentive plans.

Upon Mr. Minton’s termination of employment, which will be deemed to be a termination “other than for cause” under the Employment Agreement, Mr. Minton will become entitled to a lump sum cash severance payment of $415,000 under the Employment Agreement and to accelerated vesting of 20,000 Inducement LTIP Units under the Series 2014B LTIP Unit Award Agreement among Mr. Minton, the Partnership, and the Company dated as of August 25, 2014 (the “Award Agreement”) (entry into the Award Agreement was previously disclosed on a Current Report on Form 8-K filed with the SEC on August 28, 2014), in each case, subject to his execution of a release of claims.  The Minton Agreement also provides for the following upon Mr. Minton’s termination of employment:  (x) accrued but unpaid base salary through the Termination Date, (y) a cash payment equal to 25.5 days of base salary, and (z) Mr. Minton’s earned annual bonus in respect of fiscal year 2014, which the Company has determined to be $415,000.  In addition, as of Mr. Minton’s termination of employment, the Company will waive the non-competition covenant contained in the Award Agreement.

Under the Minton Agreement, Mr. Minton will receive a cash payment in respect of his services during the Consulting Period equal to the value of 10,000 shares of Company common stock measured based on the closing price of Company common stock on the trading day immediately preceding the Closing, payable in lump sum within five business days following the beginning of the Consulting Period (the “Consulting Fee”).  In the event that the Consulting Period is terminated by the Company for “cause” (as defined in the Minton Agreement) or due to Mr. Minton’s resignation for any reason, Mr. Minton will be required to repay a prorated portion of the Consulting Fee based on the number of days remaining in the Consulting Period as of the date of such termination.

The Minton Agreement provides that Mr. Minton is subject to perpetual confidentiality and cooperation covenants, and a non-solicitation covenant with respect to employees, customers, suppliers, licensees or other business relations of the Company that runs for one year following the Termination Date.

The foregoing is only a summary of certain terms of the Minton Agreement which is qualified in its entirety by Exhibit 10.1 incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

10.1                                  Transition and Consulting Agreement by and between Washington Prime Group Inc. and Myles H. Minton, dated as of January 5, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	Secretary and General Counsel

Date: January 9, 2015

Exhibit List

10.1                                  Transition and Consulting Agreement by and between Washington Prime Group Inc. and Myles H. Minton, dated as of January 5, 2015